Exhibit 10.1

July 18, 2025

Robert D. Martini

Re:	Special Recognition Bonus

Dear Rob:

You and the Company agree sixty-five percent (65%) or $386,750 of your unpaid Special Recognition Bonus of $595,000 set forth in your Amended and Restated Employment Agreement dated March 19, 2022 by and between you and Purple Innovation, Inc. (“Company”) (as amended by the amendments dated January 26, 2024 and March 12, 2025, your “Employment Agreement”) is amended in the manner set forth below. The remaining thirty-five percent (35%) or $208,250 of your unpaid Special Recognition Bonus is not subject to this amendment and will be paid to you in accordance with the existing terms and conditions:

1.	The amended portion of your Special Recognition Bonus will be increased by fifteen percent (15%) or $58,013 so that the remaining aggregate amended payment eligible to be earned by you is $444,763, less tax and other required withholdings (the “Enhanced Amount”).

2.	In exchange for the fifteen percent (15%) increase as provided above, the Enhanced Amount (which includes the sixty-five percent (65%) of your unpaid Special Recognition Bonus that was amended by this letter agreement) will be earned by you if you remain continuously employed by the Company through the earlier of January 1, 2026 or a “change in control” (as defined below) (“Enhanced Amount Vesting Date”). The Enhanced Amount will be paid to you in the Company’s normal payroll run following the Enhanced Amount Vesting Date. If before the Enhanced Amount Vesting Date the Company terminates your employment without “cause” (as defined in your Employment Agreement) and not due to your “disability” (as defined below) and you execute and do not revoke a general release of claims in the form provided by the Company no later than 60 days following your last day of employment (or such earlier time as set forth in the general release), the Company will pay you the entire amount of your unpaid Enhanced Amount in the Company’s first normal payroll run following the date the general release is executed by you and irrevocable pursuant to its terms. If your employment with the Company ends for any other reason, including your death, termination by the Company for “cause” (as defined in your Employment Agreement) or due to your “disability” (as defined below), or termination by you for any reason, or you or the Company provide notice of your termination of employment (but excluding the Company providing notice to you of your termination of employment without “cause” (as defined in your Employment Agreement) and not due to your “disability” (as defined below)), prior to the Enhanced Amount Vesting Date, you will not be eligible for the Enhanced Amount (which includes the sixty-five percent (65%) of your unpaid Special Recognition Bonus that was amended by this letter agreement). .

3.	The requirement in your Employment Agreement that you immediately repay to the Company the full amount of the Special Recognition Bonus (as defined in your Employment Agreement) if prior to June 30, 2026 your employment with the Company ends for any reason (other than as a result of the Company’s termination of your employment without Cause (as defined in the Employment Agreement)) or you or the Company have given notice of your termination of employment before then (but excluding a notice by the Company of your termination without Cause or a notice by you of a Good Leaver Retirement Notice (as defined in the Employment Agreement)) will no longer be applicable upon the Enhanced Amount Vesting Date.

For purposes of this letter, the term “change in control” means (i) the acquisition by any person or “persons acting as a group” (as defined below) of capital stock of the Company representing more than 50% of the total voting power of outstanding capital stock of the Company; (ii) the consummation of a sale of all or substantially all of the assets of the Company to a third party; or (iii) the consummation of any merger, consolidation, reorganization, or business combination involving the Company in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Company, as applicable, immediately prior to such merger, consolidation, reorganization, or business combination. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “change in control” if (x) its sole purpose is to change the state of the Company’s incorporation; or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. For purposes of this “change in control” definition, “persons acting as a group” shall mean owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock (or assets), or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock (or assets), or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering, or purchase assets of the same corporation at the same time

For purposes of this letter, the term “disability” means you qualify for disability benefits under the Company’s long-term disability insurance policy, if such a policy is then in effect, or, if no such policy is then in effect, then you are unable to perform the essential functions of your Company position, after reasonable accommodation by the Company, for a period of at least 120 consecutive days or 180 days in the aggregate during any period of 365 calendar days.

All other terms and conditions of the Special Recognition Bonus and the Employment Agreement remain in full force in effect.

Yours sincerely,

/s/ Adam Gray
Adam Gray, Chairman of the Board of Directors	Date: July 22, 2025

Accepted and Agreed to by:

/s/ Robert T. DeMartini
Robert T. DeMartini	Date: July 23, 2025